Exhibit 99.1

NYSE: MMP

Date:	August 3, 2023

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Second-Quarter Earnings

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) today reported net income of $239 million for second quarter 2023, compared to $354 million for second quarter 2022. The prior period included a $162 million gain on the sale of discontinued operations related to the June 2022 divestiture of our independent terminals network. Excluding the prior period gain, the increase in second quarter 2023 net income was driven by higher profits from our commodity-related activities and overall improved financial results from our core fee-based transportation and terminals activities.
Diluted net income per common unit was $1.18 in second quarter 2023 compared to $1.67 in second quarter 2022, or 90 cents excluding the 77-cent favorable impact of the gain on sale of discontinued operations. Diluted net income per unit excluding mark-to-market (“MTM”) commodity-related pricing adjustments, a non-generally accepted accounting principles (“non-GAAP”) financial measure, was $1.23 for second quarter 2023. These results exceeded the $1.10 guidance provided by management in early May due to higher contributions from our commodity-related activities as well as a higher proportion of longer-haul shipments and the related higher average tariff rates associated with these movements on our refined products pipeline system.
Distributable cash flow (“DCF”), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $312 million for second quarter 2023, compared to $228 million for second quarter 2022. Free cash flow (“FCF”), a non-GAAP financial measure that represents the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses, was $271 million during second quarter 2023, versus $649 million during second quarter 2022, which included $447 million of total proceeds from the sale of our independent terminals network.
“Magellan delivered another solid quarter, reflecting strong execution by our teams and a supportive commodity environment,” said Aaron Milford, chief executive officer. “We will be well positioned to deliver even greater results for investors as part of a larger, more diversified ONEOK following the completion of the pending merger.”
An analysis comparing second quarter 2023 to second quarter 2022 is provided below based on segment operating profit.
Refined products. Refined products operating profit was $234 million, an increase of $67 million. Transportation and terminals revenue increased $41 million primarily due to higher average transportation rates. The higher rates were largely a result of our 6% average mid-year 2022 tariff increase as well as a higher proportion of long-haul shipments, which move at higher rates, as customers continued to take advantage of the extensive connectivity of our pipeline system to overcome various supply disruptions in the regions we serve.
Lower short-haul movements on our South Texas pipelines, which move at a lower rate, resulted in approximately 1% overall lower shipments. Excluding the South Texas portion of our pipeline system, refined products shipments were relatively unchanged between periods, with gasoline demand 1% lower and distillate demand 2% higher than the second quarter of 2022.
Operating expenses decreased $7 million primarily due to more favorable product overages (which reduce operating expenses), partially offset by higher integrity spending related to the timing of maintenance work in the second quarter.
Product margin, which is the same as the GAAP measure gross margin, increased $32 million primarily due to higher margins and higher sales volumes on our gas liquids blending activities as well as lower losses on futures contracts in the second quarter.
General and administrative (“G&A”) expense allocated to our refined products segment increased $13 million primarily due to transaction costs related to our pending merger with ONEOK, Inc. (“ONEOK”) and higher compensation costs resulting in part from our overall higher financial results.
Crude oil. Crude oil operating profit was $61 million, a decrease of $12 million. Transportation and terminals revenue decreased $6 million primarily resulting from less revenues from our condensate splitter in part due to new lower rates as well as lower storage revenues in the second quarter. Otherwise, transportation revenue increased slightly due to additional volume moved.
Operating expenses decreased slightly as lower integrity spending related to the timing of maintenance work was partially offset by higher power costs driven by additional transportation volume in the second quarter of 2023.
Earnings of non-controlled entities decreased $13 million primarily due to decreased contributions from the BridgeTex pipeline as a result of lower volumes from committed shippers and less deficiency revenue recognized in the second quarter.
Product margin was $9 million favorable due to higher contributions from crude oil marketing activities as well as unrealized gains on futures contracts in the second quarter versus losses in the prior year period.
G&A expense allocated to our crude oil segment increased $5 million due to the same higher costs as previously described in the refined products analysis.
Other items. Income from discontinued operations decreased $172 million due to the sale of our independent terminals network in second quarter 2022.
As of June 30, 2023, Magellan had $5.0 billion of debt outstanding and $128 million of cash on hand, with no borrowings outstanding on our commercial paper program.

Expansion capital projects
Magellan is committed to maximizing value for our investors, and capital discipline remains a priority. Based on the progress of expansion projects underway, we currently expect expansion capital spending to total approximately $120 million in 2023 to advance projects already committed.
We continue to make significant progress on the 30,000 barrel per day expansion of our refined products pipeline to El Paso, Texas. Construction of the new 16-inch, 30-mile pipe along our existing route between Odessa and Crane, Texas is complete, with new operational storage to facilitate incremental shipments under construction at this time. An early 2024 start-up is still expected to achieve the full expanded capacity on this pipeline segment.

Financial expectations for 2023
While management is confident the pending merger with ONEOK will close before year-end, based on Magellan’s second quarter results we believe it is appropriate to update 2023 financial expectations for Magellan stand-alone (ignoring future potential merger-related costs). Magellan’s revised full-year outlook highlights the quality of our assets and the ability of our businesses to continue to drive value through a stronger combined company once the pending merger with ONEOK is completed.
Magellan’s annual stand-alone DCF expectations have increased by $40 million to $1.26 billion for 2023 to reflect higher-than-expected performance during second quarter and the improved outlook for our commodity-related activities during the remainder of the year.
Based on actual results to date and the current number of units outstanding, net income per unit is now estimated to be $5.05 for 2023, with expected third-quarter net income of $1.15 per unit. Our expectations exclude future MTM adjustments on our commodity-related activities and the impact of our pending merger.

Pending merger
The special meeting of unitholders to vote on our pending merger with ONEOK will be held virtually on Sept. 21, 2023 at 10:00 a.m. Central. Magellan unitholders of record at the close of business on July 24, 2023 are entitled to vote at or in advance of the special meeting.
Magellan’s board and management team are confident the combined company will be stronger and more diversified, and the value created by this transaction for MMP unitholders is superior to the value of our standalone alternative, including on an after-tax basis. Our board of directors unanimously recommends that MMP unitholders vote “FOR” Magellan's merger with ONEOK. More information about the pending merger is available at MaximizingValueforMMPunitholders.com.

2022 Sustainability report
Magellan has published our 2022 sustainability report, demonstrating our ongoing commitment to responsible governance, safe operations, investing in our people and environmental stewardship. The report is available online at www.magellanlp.com/sustainability.

Earnings call details
Management will host a conference call with analysts at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via Magellan’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 954-0684, conference code 22027326.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
We believe that investors benefit from having access to the same financial measures utilized by our management. As a result, this news release and supporting schedules include the non-GAAP financial measures of adjusted EBITDA,

DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by Magellan.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from our operations, after maintenance capital spending, that is available for distribution to our unitholders. Management uses this performance measure as a basis for recommending to our board of directors the amount of cash distributions to be paid to our investors and for determining the payout for performance-based awards issued under our equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by a company after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses.
Reconciliations of adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
We use exchange-traded futures contracts to hedge against price changes of petroleum products associated with our commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes our profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Since the non-GAAP measures presented in this news release include adjustments specific to us, they may not be comparable to similarly-titled measures of other companies. Such non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. Magellan views these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Cautionary Statement Regarding Forward-Looking Statements
Except for statements of historical fact, this news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words and phrases such as: expect, available, opportunities, momentum, believe, health, significance, forward, pending, focused, long-term, discipline, expansion, remains, strength, guidance, outlook, estimated, will, ongoing, commitment, effective, should, unrealized, future and similar references to future periods. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding our anticipated financial and operating performance, planned capital expenditures business prospects, the proposed transaction between ONEOK and Magellan (the “Proposed Transaction”), the expected closing of the Proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Proposed Transaction should not be considered a forecast of future results. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on Magellan’s results of operations and financial condition are: impacts from inflation; changes in supply, price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through our facilities; changes in laws and regulations applicable to us; changes in government incentives or initiatives that negatively impact us or positively impact competitive alternatives; changes in our tariff rates or other terms as required by state or federal regulatory authorities; reductions of hydrocarbon production or cutbacks at refineries or at other businesses that use or supply our services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to our terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of us as a corporation for federal or state income tax purposes or us becoming subject to significant forms of other taxation; changes in our capital needs, cash flows or availability of cash to fund unit repurchases or distributions; failure of customers or vendors to meet or continue contractual obligations to us; the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Proposed Transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Proposed Transaction or that unitholders of Magellan may not approve the Proposed Transaction; the risk that a condition to closing of the Proposed Transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the Proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Proposed Transaction; the risk that ONEOK may not be able to secure the debt financing necessary to fund the cash consideration required for the Proposed Transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Proposed Transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Proposed Transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of a pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Magellan’s control, including additional factors that could lead to material changes in performance, which are described in Magellan's filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022, subsequent reports on Forms 8-K and 10-Q and the joint proxy statement/prospectus (as defined below). You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Any forward-looking statement speaks only as of the date on which such statement is made, and Magellan undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Important Additional Information and Where to Find It
In connection with the Proposed Transaction, on July 25, 2023, ONEOK and Magellan each filed with the SEC a definitive joint proxy statement/prospectus (the “joint proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25,

2023. This communication is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2023	2022	2023
Transportation and terminals revenue	$469.3	$503.2	$892.2	$957.3
Product sales revenue	313.7	368.7	559.8	778.8
Affiliate management fee revenue	5.6	5.3	11.3	10.8
Total revenue	788.6	877.2	1,463.3	1,746.9
Costs and expenses:
Operating	180.1	170.1	304.3	304.0
Cost of product sales	282.3	296.4	525.7	616.5
Depreciation, amortization and impairment	58.8	56.6	116.5	112.4
General and administrative	56.9	74.5	119.7	134.9
Total costs and expenses	578.1	597.6	1,066.2	1,167.8
Other operating income (expense)	3.0	(0.5)	1.0	5.3
Earnings of non-controlled entities	26.5	15.9	61.9	42.1
Operating profit	240.0	295.0	460.0	626.5
Interest expense	57.8	57.2	115.1	114.9
Interest capitalized	(0.3)	(0.9)	(0.7)	(1.5)
Interest income	(0.2)	(1.5)	(0.3)	(2.5)
Gain on disposition of assets	—	(1.1)	(0.2)	(1.1)
Other (income) expense	0.6	1.0	1.2	1.6
Income from continuing operations before provision for income taxes	182.1	240.3	344.9	515.1
Provision for income taxes	0.3	1.6	1.1	2.5
Income from continuing operations	181.8	238.7	343.8	512.6
Income from discontinued operations (including gain on disposition of assets of $162.4 million in June 2022)	172.1	—	175.6	—
Net income	$353.9	$238.7	$519.4	$512.6

Earnings per common unit
Basic:
Continuing operations	$0.86	$1.18	$1.62	$2.52
Discontinued operations	0.81	—	0.83	—
Net income per common unit	$1.67	$1.18	$2.45	$2.52
Weighted average number of common units outstanding	211.6	202.9	212.3	203.4

Diluted:
Continuing operations	$0.86	$1.18	$1.62	$2.52
Discontinued operations	0.81	—	0.83	—
Net income per common unit	$1.67	$1.18	$2.45	$2.52
Weighted average number of common units outstanding	211.7	203.1	212.3	203.5

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2023	2022	2023
Refined products:
Transportation revenue per barrel shipped	$1.726	$2.028	$1.683	$1.951
Volume shipped (million barrels):
Gasoline	83.1	78.2	158.7	146.7
Distillates	51.7	55.1	99.3	102.0
Aviation fuel	8.1	8.1	15.5	16.9
Liquefied petroleum gases	—	—	0.6	—
Total volume shipped	142.9	141.4	274.1	265.6

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped(1)	$0.658	$0.605	$0.733	$0.604
Volume shipped (million barrels)(1)	61.5	70.0	103.4	134.1
Terminal average utilization (million barrels per month)	23.6	22.9	24.4	23.2
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	19.6	8.0	45.1	20.8
Saddlehorn - volume shipped (million barrels)(2)	20.0	24.2	40.0	46.0

(1) Includes shipments related to our crude oil marketing activities.
(2) These volumes reflect the total shipments for these joint venture pipelines, which are owned 30% by us.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING PROFIT BY SEGMENT
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2023	2022	2023
Refined products:
Transportation and terminals revenue	$349.2	$389.9	$658.7	$721.9
Affiliate management fee revenue	1.7	1.5	3.5	3.1
Other operating income (expense)	3.0	(0.4)	3.1	5.4
Earnings of non-controlled entities	(2.0)	0.2	1.7	13.8
Less: Operating expenses	136.3	129.1	224.5	224.7
Transportation and terminals margin	215.6	262.1	442.5	519.5
Product sales revenue	291.0	322.8	532.6	709.3
Less: Cost of product sales	260.6	260.9	493.7	568.0
Product margin	30.4	61.9	38.9	141.3
Less:
Depreciation, amortization and impairment expense	39.2	37.3	78.8	75.0
General and administrative expense	40.3	53.1	86.0	96.6
Operating profit	$166.5	$233.6	$316.6	$489.2

Crude oil:
Transportation and terminals revenue	$121.4	$115.3	$236.1	$239.6
Affiliate management fee revenue	3.9	3.8	7.8	7.7
Other operating income (expense)	—	(0.1)	(2.1)	(0.1)
Earnings of non-controlled entities	28.5	15.7	60.2	28.3
Less: Operating expenses	46.6	44.5	85.4	86.6
Transportation and terminals margin	107.2	90.2	216.6	188.9
Product sales revenue	22.7	45.9	27.2	69.5
Less: Cost of product sales	21.7	35.5	32.0	48.5
Product margin	1.0	10.4	(4.8)	21.0
Less:
Depreciation, amortization and impairment expense	18.1	17.8	34.7	34.3
General and administrative expense	16.6	21.4	33.7	38.3
Operating profit	$73.5	$61.4	$143.4	$137.3

Total operating profit	$240.0	$295.0	$460.0	$626.5

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in millions except per unit amounts)

	Three Months Ended
	June 30, 2023
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$238.7	$1.18	$1.18
Commodity-related adjustments associated with future transactions(1)	11.2
Excluding commodity-related adjustments	$249.9	$1.23	$1.23

Weighted average number of common units outstanding		202.9	203.1

(1) Includes our net share of commodity-related adjustments for our non-controlled entities. Please see Distributable Cash Flow and Free
Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2023 Expectations
	2022	2023	2022	2023

Net income	$353.9	$238.7	$519.4	$512.6	$1,025.0
Interest expense, net	57.3	54.8	114.1	110.9	223.0
Depreciation, amortization and impairment(1)	58.8	57.2	116.5	113.6	229.0
Equity-based incentive compensation(2)	8.5	7.8	14.0	4.3	17.0
Gain on disposition of assets(3)	(156.1)	(1.1)	(156.3)	(1.1)	(1.0)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	45.3	6.7	40.9	4.0
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(68.6)	(8.3)	(18.7)	(12.0)
Inventory valuation adjustments(5)	(4.8)	7.3	(2.0)	0.9
Total commodity-related adjustments	(28.1)	5.7	20.2	(7.1)	(6.0)
Distributions from operations of non-controlled entities in excess of earnings	14.0	22.8	17.0	34.7	77.0
Adjusted EBITDA	308.3	385.9	644.9	767.9	1,564.0
Interest expense, net, excluding debt issuance cost amortization	(56.6)	(53.9)	(112.6)	(109.1)	(219.0)
Maintenance capital(6)	(23.7)	(20.1)	(38.9)	(34.3)	(85.0)
Distributable cash flow	$228.0	$311.9	$493.4	$624.5	$1,260.0
Expansion capital(7)	(19.7)	(42.0)	(45.8)	(74.0)	(120.0)
Proceeds from disposition of assets(3)	440.6	1.1	440.8	1.1	1.0
Free cash flow	$648.9	$271.0	$888.4	$551.6	$1,141.0
Distributions paid(8)	(219.5)	(211.7)	(440.1)	(424.7)	(850.0)
Free cash flow after distributions	$429.4	$59.3	$448.3	$126.9	$291.0

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because we intend to satisfy vesting of unit awards under our equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to our ongoing operations, while proceeds from disposition of assets exclude the related gains to the extent they are already included in our calculation of DCF.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. We exclude the net impact of these derivatives from our determination of DCF until the transactions are settled and, where applicable, the related products are sold.
(5)    We adjust DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when we sell or purchase the related products, we recognize these valuation adjustments in DCF.
(6)    Maintenance capital expenditures maintain our existing assets and do not generate incremental DCF (i.e. incremental returns to our unitholders). For this reason, we deduct maintenance capital expenditures to determine DCF.
(7) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.
(8) We paid cash distributions of $1.0375 and $1.0475 per unit each quarter during the six months ended June 2022 and 2023, respectively. Distributions paid declined between years because of lower units outstanding as a result of our equity repurchase program.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2023	2022	2023
Net cash provided by operating activities	$296.9	$404.5	$397.3	$756.0
Changes in operating assets and liabilities	(17.0)	(78.7)	128.5	(81.2)
Net cash provided (used) by investing activities	408.2	(50.2)	361.6	(94.2)
Payments associated with settlement of equity-based incentive compensation	—	—	(8.9)	(9.9)
Settlement cost, amortization of prior service credit and actuarial loss	(1.1)	(0.4)	(2.3)	(0.8)
Changes in accrued capital items	(4.7)	(10.8)	0.8	(13.0)
Commodity-related adjustments(1)	(28.1)	5.7	20.2	(7.1)
Other	(5.3)	0.9	(8.8)	1.8
Free cash flow	$648.9	$271.0	$888.4	$551.6
Distributions paid	(219.5)	(211.7)	(440.1)	(424.7)
Free cash flow after distributions	$429.4	$59.3	$448.3	$126.9

(1) Please refer to the preceding table for a description of these commodity-related adjustments.